Exhibit 99.1

Impax Reports First Quarter 2016 Financial Results

— First Quarter 2016 Revenues Increased 58% to $226 Million —

— First Quarter 2016 Adjusted Diluted EPS Increased 378% to $0.43; GAAP Loss Per Share of $0.15 —

— Adjusted EBITDA Increased 165% to $64 million —

— Company Reaffirms Full Year 2016 Financial Guidance —

HAYWARD, Calif., May 10, 2016 – Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company, today reported first quarter 2016 financial results for the quarter ended March 31, 2016.

●	First quarter 2016 total revenues of $225.5 million compared to $143.1 million in the prior year period.

●

Adjusted diluted earnings per share (Adjusted EPS) for the first quarter 2016 of $0.43 compared to Adjusted EPS of $0.09 in the prior year period. On a GAAP basis, the Company recorded a per share loss of $0.15, compared to a loss of $0.09 per share in the prior year period.

●	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the first quarter 2016 of $63.6 million compared to $24.0 million in the prior year period.

●	Cash and cash equivalents increased $71.8 million to $412.2 million as of March 31, 2016, compared to $340.4 million as of December 31, 2015.

“We reported solid financial results for the first quarter and made progress towards achieving a number of our 2016 strategic priorities,” said Fred Wilkinson, President and Chief Executive Officer of Impax. “Our generic and specialty pharma business segments delivered double digit revenue and operating income growth. This positive performance was driven by last year’s acquisition of Tower Holdings, Inc., from the addition of more than a dozen generic and specialty products launched over the prior twelve months and from continued growth of our specialty pharma products.”

“During the quarter, we initiated the expansion of our Specialty Pharma sales force in order to support the continued growth of Rytary® and Zomig® nasal spray, while also supporting the recent launch of EMVERMTM. We also announced a restructuring plan to close one of our manufacturing and packaging facilities in order to reduce costs, improve our operating efficiencies and enhance Impax’s long term competitive position. The plan is currently expected to achieve annualized cost savings of between $23 million to $27 million, beginning in 2017. By creating a more favorable and sustainable cost structure over the next several years, we will have additional capital to invest in the most promising R&D and business development projects.”

“We continue to remain confident in our financial outlook for 2016. The combination of new product launches and increased sales from several of our existing generic and specialty pharma products are expected to drive growth in 2016.”

The first quarter 2016 GAAP loss per diluted share reflects the recording of a reserve in the pre-tax amount of $48.0 million for an estimated receivable due from Turing Pharmaceuticals AG as of March 31, 2016 for government rebates paid by Impax on Turing’s behalf related to Turing’s use, marketing and sale of Daraprim®. A reconciliation of GAAP to non-GAAP specified items is provided in the “Non-GAAP Financial Measures” section.

Business Segment Information

The Company has two reportable segments, the Impax Generics division (generic products and services) and the Impax Specialty Pharma division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Impax Generics Product sales, net	$167,184	$125,959
Rx Partner	2,835	2,239
Other revenues	60	543
Total revenues	170,079	128,741
Cost of revenues	110,122	76,472
Gross profit	59,957	52,269
Operating expenses:
Selling, general and administrative	4,774	4,286
Research and development	14,595	10,863
Patent litigation expense	114	778
Total operating expenses	19,483	15,927
Income from operations	$40,474	$36,342

Gross margin	35.3%	40.6%
Adjusted gross profit (a)	$66,815	$57,909
Adjusted gross margin (a)	39.3%	45.0%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division increased $41.3 million to $170.1 million in the first quarter 2016, compared to $128.7 million in the prior year period. The increase was primarily due to higher sales volumes from diclofenac sodium gel, increased product sales from the Tower acquisition which the Company completed in early March 2015, and sales resulting from more than a dozen generic products launched over the past twelve months.

Gross margin in the first quarter 2016 decreased to 35.3%, compared to gross margin of 40.6% in the prior year period. Adjusted gross margin in the first quarter 2016 decreased to 39.3%, compared to adjusted gross margin of 45.0% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily due to the impact of higher sales of low margin products diclofenac and metaxalone during the first quarter 2016 compared to the prior year period, as increased competition has resulted in lower pricing.

Total operating expenses in the first quarter 2016 increased $3.6 million to $19.5 million, compared to $15.9 million in the prior year period, primarily due to an increase in research and development (R&D) expenses related to external development projects and the full quarter impact of R&D projects resulting from the Tower acquisition.

Impax Specialty Pharma Division Information

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Impax Specialty Pharma Product sales, net	$55,429	$14,128
Other revenues	-	227
Total revenues	55,429	14,355
Cost of revenues	12,796	7,390
Gross profit	42,633	6,965
Operating expenses:
Selling, general and administrative	13,818	14,856
Research and development	4,427	4,099
Patent litigation expense	1,205	182
Total operating expenses	19,450	19,137
Income (loss) from operations	$23,183	$(12,172)

Gross margin	76.9%	48.5%
Adjusted gross profit (a)	$46,276	$9,883
Adjusted gross margin (a)	83.5%	68.8%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division increased $41.1 million to $55.4 million in the first quarter 2016, compared to $14.4 million in the prior year period. The increase is primarily due to the launch of Rytary at the end of the first quarter 2015 and increased sales from products acquired in the Tower acquisition including the initiation of the launch of EMVERM in late March 2016.

Gross margin in the first quarter 2016 increased to 76.9%, compared to 48.5% in the prior year period. Adjusted gross margin in the first quarter 2016 increased to 83.5%, compared to adjusted gross margin of 68.8% in the prior year period, primarily due to the new product sales as noted above.

Total operating expenses in the first quarter 2016 increased 1.6% to $19.5 million, compared to $19.1 million in the prior year period, primarily due to higher patent litigation expense partially offset by lower selling, general and administrative expense.

Corporate and Other Information

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
General and administrative expenses	$25,706	$31,018
Unallocated corporate expenses	$(25,706)	$(31,018)

General and administrative expenses in the first quarter 2016 decreased $5.3 million to $25.7 million, compared to $31.0 million in the prior year period. The decrease was principally driven by Tower acquisition related costs included in the prior year period.

Interest expense in the first quarter 2016 was $8.3 million, an increase of $4.4 million compared to the prior year period, which was entirely attributable to interest expense incurred on the Company’s outstanding 2% convertible senior notes. Of the $8.3 million of interest expense, $3.0 million was cash and $5.3 million was non-cash accretion of debt discount attributable to deferred financing costs and bifurcation of the conversion option of the convertible notes.

2016 Financial Guidance

The Company’s full year 2016 financial guidance remains unchanged from when it was issued on February 22, 2016. The Company’s full year 2016 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The 2016 guidance assumes 12 to 14 generic product launches including six to eight new generic product approvals. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

●	Total Company revenues to increase at least 15% over full year 2015.
●	Adjusted gross margins as a percent of total revenue are expected to be approximately 50%.
●

Adjusted research and development expenses across the generic and brand divisions of approximately $100 million to $105 million (approximately 10% of total Company revenues). This includes patent litigation expenses.

●	Adjusted selling, general and administrative expenses of approximately $200 million to $210 million (approximately 20% to 21% of total Company revenues).
●	Adjusted interest expense of approximately $12 million.
●	Capital expenditures of approximately $40 million.
●	Adjusted EPS to increase at least 10% over full year 2015 adjusted diluted EPS.
●

Effective tax rate of approximately 34% to 36% on a GAAP basis. The Company anticipates that its GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call with a slide presentation on May 10, 2016 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 94935242. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of NUMIENTTM (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the risks related to the Company’s acquisitions of or investments in technologies, products or businesses; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Impax Generics, net	$170,079	$128,741
Impax Specialty Pharma, net	55,429	14,355
Total revenues	225,508	143,096
Cost of revenues	122,918	83,862
Gross profit	102,590	59,234
Operating expenses:
Selling, general and administrative	44,298	50,160
Research and development	19,022	14,962
Patent litigation expense	1,319	960
Total operating expenses	64,639	66,082
Income (loss) from operations	37,951	(6,848)
Other expense, net:
Interest expense	(8,331)	(3,975)
Interest income	333	284
Reserve for Turing receivable	(48,043)	-
Other, net	596	(166)
Loss before income taxes	(17,494)	(10,705)
Benefit from income taxes	(7,086)	(4,372)
Net loss	$(10,408)	$(6,333)

Net loss per share:
Basic	$(0.15)	$(0.09)
Diluted	$(0.15)	$(0.09)

Weighted-average common shares outstanding:
Basic	70,665,394	68,967,875
Diluted	70,665,394	68,967,875

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$412,178	$340,351
Accounts receivable, net	214,448	324,451
Inventory, net	133,563	125,582
Prepaid expenses and other assets	22,185	31,689
Total current assets	782,374	822,073
Property, plant and equipment, net	219,400	214,156
Intangible assets, net	596,752	602,020
Goodwill	208,382	210,166
Deferred income taxes	284	315
Other non-current assets	79,107	73,757
Total assets	$1,886,299	$1,922,487

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$263,836	$261,036
Accrued profit sharing and royalty expenses	38,709	65,725
Total current liabilities	302,545	326,761
Long-term debt, net	429,878	424,595
Deferred income taxes	47,464	72,770
Other non-current liabilities	36,986	35,952
Total liabilities	816,873	860,078
Total stockholders' equity	1,069,426	1,062,409
Total liabilities and stockholders' equity	$1,886,299	$1,922,487

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(10,408)	$(6,333)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,720	10,442
Non-cash interest expense	5,305	-
Share-based compensation expense	7,278	6,488
Tax impact related to the exercise of employee stock options and restricted stock	(445)	(660)
Deferred income taxes - net and uncertain tax positions	(12,078)	(668)
Accrued profit sharing and royalty expense, net of payments	(27,016)	5,318
Reserve for Turing receivable	48,043	-
Provision for inventory reserves	6,777	(822)
Deferred revenue	-	2,290
Other	-	(81)
Changes in assets and liabilities which used cash	44,281	7,683
Net cash provided by operating activities	77,457	23,657
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	-	(697,183)
Proceeds from sale of intangible assets	-	4,000
Purchases of property, plant and equipment	(10,882)	(4,223)
Payments for licensing agreements	(3,500)	-
Maturities of short-term investments	-	200,064
Net cash used in investing activities	(14,382)	(497,342)
Cash flows from financing activities:
Proceeds from issuance of term loan	-	435,000
Payment of deferred financing fees	-	(17,831)
Proceeds from exercise of stock options and ESPP	7,662	3,065
Tax impact related to the exercise of employee stock options and restricted stock	445	660
Net cash provided by financing activities	8,107	420,894
Effect of exchange rate changes on cash and cash equivalents	645	1,011
Net increase (decrease) in cash and cash equivalents	71,827	(51,780)
Cash and cash equivalents, beginning of period	340,351	214,873
Cash and cash equivalents, end of period	$412,178	$163,093

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net loss, GAAP net loss per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to adjusted net income.

(Unaudited, amounts in thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
Net loss	$(10,408)	$(6,333)
Adjusted to add (deduct):
Amortization (a)	8,768	4,286
Business development expenses (b)	768	7,388
Hayward facility remediation costs (c)	-	3,148
Tower acquisition severance (d)	-	2,411
Philadelphia packaging and distribution restructuring (e)	195	-
Middlesex manufacturing restructuring (f)	1,373	-
Payments for licensing agreements (g)	300	-
Fair value of inventory step-up (h)	-	1,124
Ticking fees (i)	-	2,317
Non-cash interest expense (j)	5,305	-
Reserve for Turing receivable (k)	48,043	-
Income tax effect	(23,490)	(8,102)
Adjusted net income	$30,854	$6,239

Adjusted net income per diluted share	$0.43	$0.09
Net loss per diluted share	$(0.15)	$(0.09)

Diluted weighted-average common shares outstanding	71,649	72,079

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(a)

Reflects amortization of intangible assets which increased substantially during the first quarter 2016 as compared to the prior year period as a result of the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)

Professional fees related to business development activities, including Tower integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(c)	Remediation costs related to the Hayward, California manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(d)	Related to the Tower acquisition. Included in “Selling, general and administrative” expense on the Consolidated Statements of Operations.
(e)	Costs related to the closing of the Company’s packaging and distribution facilities in Pennsylvania. Included in “Cost of revenues” and “Other income” on the Consolidated Statements of Operations.
(f)

In March 2016, the Company announced the closure of its Middlesex, New Jersey manufacturing and packaging site and a related reduction in workforce at the site over the following 24 months. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(g)

During the first quarter 2016, the Company made a milestone payment to a third party partner under the terms of a Research and Development Agreement. Included in “Research and development expense” on the Consolidated Statements of Operations.

(h)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(i)

Fees incurred relating to the Company’s $435.0 million term loan to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015. Included in “Interest expense” on the Consolidated Statements of Operations.

(j)

Related to non-cash accretion of debt discount attributable to deferred financing costs associated with both the $435.0 million term loan and $600.0 million of outstanding 2% convertible senior notes and bifurcation of the conversion option of the convertible notes. Included in “Interest expense” on the Consolidated Statements of Operations.

(k)

The Company recorded a reserve in the amount of $48.0 million representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as of March 31, 2016, as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported net loss to adjusted EBITDA.

	Three months ended
	March 31,
	2016	2015
Net loss	$(10,408)	$(6,333)
Adjusted to add (deduct):
Interest income	(333)	(284)
Interest expense	8,331	3,975
Depreciation and amortization	15,098	10,442
Income taxes	(7,086)	(4,372)
EBITDA	5,602	3,428

Adjusted to add (deduct):
Business development expenses	768	7,388
Hayward facility remediation costs	-	3,148
Tower acquisition severance	-	2,411
Philadelphia packaging and distribution restructuring	195	-
Middlesex manufacturing restructuring	1,373	-
Payments for licensing agreements	300	-
Reserve for Turing receivable	48,043	-
Fair value of inventory step-up	-	1,124
Share-based compensation	7,278	6,488
Adjusted EBITDA	$63,559	$23,987

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended
	March 31,
	2016	2015
Cost of revenues	$122,918	$83,862
Adjusted to deduct:
Amortization	8,768	4,286
Hayward facility remediation costs	-	3,148
Philadelphia packaging and distribution restructuring	360	-
Middlesex manufacturing restructuring	1,373	-
Fair value of inventory step-up	-	1,124
Adjusted cost of revenues	$112,417	$75,304

Adjusted gross profit (a)	$113,091	$67,792
Adjusted gross margin (a)	50.1%	47.4%

Research and development expenses	$19,022	$14,962
Adjusted to deduct:
Payments for licensing agreements	300	-
Adjusted research and development expenses	$18,722	$14,962

Selling, general and administrative expenses	$44,298	$50,160
Adjusted to deduct:
Business development expenses	768	7,388
Tower acquisition severance	-	2,411
Philadelphia packaging and distribution restructuring	10	-
Adjusted selling, general and administrative expenses	$43,520	$40,361

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended
	March 31,
	2016	2015
Cost of revenues	$110,122	$76,472
Adjusted to deduct:
Amortization	5,125	2,217
Hayward facility remediation costs	-	3,148
Philadelphia packaging and distribution restructuring	360	-
Middlesex manufacturing restructuring	1,373	-
Fair value of inventory step-up	-	275
Adjusted cost of revenues	$103,264	$70,832

Adjusted gross profit (a)	$66,815	$57,909
Adjusted gross margin (a)	39.3%	45.0%

Impax Specialty Pharma Division Information

	Three months ended
	March 31,
	2016	2015
Cost of revenues	$12,796	$7,390
Adjusted to deduct:
Amortization	3,643	2,069
Fair value of inventory step-up	-	849
Adjusted cost of revenues	$9,153	$4,472

Adjusted gross profit (a)	$46,276	$9,883
Adjusted gross margin (a)	83.5%	68.8%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.